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Exhibit 99.1

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

    THIS SERIES D PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") dated as of August 30, 2001 is by and among Epexegy Corporation, a California corporation (the "Company"), Epexegy Merger Sub Corp., a California corporation ("Merger Sub") and FiNet.com, Inc., a Delaware corporation (the "Purchaser").

    WHEREAS, the Company wishes to issue and sell to the Purchaser an aggregate of 4,106,297 shares (the "Purchased Preferred Shares") of the authorized but unissued Series D Preferred Stock, par value $0.001 per share, of the Company (the "Series D Preferred Stock") and warrants (the "Warrants") to purchase up to an additional aggregate of 4,516,928 shares of the Series D Preferred Stock; and

    WHEREAS, the Purchaser wishes to purchase the Purchased Preferred Shares and the Warrants on the terms and subject to the conditions set forth in this Agreement, and upon the additional condition that Merger Sub shall first have been merged with and into the Company, or proceedings, acceptable to Purchaser, shall have been commenced and aggressively prosecuted to accomplish such merger;

    NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

ARTICLE I
THE PREFERRED SHARES AND WARRANTS

    SECTION 1.1  Authorization.  The Company has, or before the Closing (as defined in Section 1.3) will have, duly authorized (i) the sale and issuance to the Purchaser of the Purchased Preferred Shares, (ii) the sale and issuance to the Purchaser of the Warrants, (iii) the issuance of shares of the Series D Preferred Stock to be issued upon the exercise of the Warrants (the "Series D Warrant Shares"); and (iv) the issuance of shares of Common Stock to be issued upon conversion of the Purchased Preferred Shares and the Series D Warrant Shares (the "Conversion Shares"). The Series D Preferred Stock shall have the rights, restrictions, privileges, preferences, and voting powers set forth in the Company's Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Exhibit A (the "Articles of Incorporation") which the Company has, or, on or before the Closing will have, adopted and filed with the Secretary of State of the State of California. The Warrants shall be issued with an exercise price of $0.608821 and in the form attached hereto as Exhibit B.

    SECTION 1.2  Sale of Preferred Shares and Warrants.  Subject to the terms and conditions of this Agreement, at the Closing the Company will sell and issue to the Purchaser, and the Purchaser will purchase, for the purchase price of $0.608821 per share, 4,106,297 shares of Series D Preferred Stock and Warrants as indicated below. The aggregate purchase price shall be $2,500,000 (the "Purchase

Price"). At the Closing, and without additional consideration therefore, the Company shall issue to the Purchaser Warrants to purchase Series D Preferred Stock as follows:

Warrant Identification No.	Amount of Series D Preferred Stock	Expiration Date
Warrant No. 1	1,642,519 shares	January 31, 2002
Warrant No. 2	1,642,519 shares	July 31, 2002
Warrant No. 3	739,134 shares	February 1, 2005
Warrant No. 4	up to 492,756 shares (15% of that number of Series D Warrant Shares actually purchased by Purchaser upon exercise of Warrants No. 1 and 2	February 1, 2005

    SECTION 1.3  Closing.  The Closing shall take place at the offices of Bartko, Zankel, Tarrant & Miller, 900 Front Street, Suite 300, San Francisco, California 94111, at 10:00 AM, Pacific time on August 30, 2001, or at such other location, date, and time as may be agreed upon between the Purchaser and the Company (the "Closing" and such date and time being called the "Closing Date"). At the Closing, the Company will deliver to the Purchaser a certificate for the Purchased Preferred Shares being purchased by the Purchaser, and the Warrants, registered in the name of the Purchaser, against payment to the Company of the Purchase Price by wire transfer, cashier's check, or other method mutually acceptable to the Company and the Purchaser. If at the Closing any of the conditions specified in Article IV shall not have been fulfilled, the Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other rights the Purchaser may have by reason of such failure or non-fulfillment.

ARTICLE II.
REPRESENTATION AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Purchaser that, except as set forth in the Disclosure Schedules attached hereto:

    SECTION 2.1  Organization, Good Standing and Qualification.  The Company (i) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California and (ii) is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to so qualify would not have a Material Adverse Effect (as defined in Section 7.13). Schedule 2.1 sets forth an accurate and complete list of the jurisdictions in which the Company has qualified to do business as a foreign corporation.

    SECTION 2.2  Corporate Power.  The Company has the corporate power and authority (i) to own and hold its properties, (ii) to carry on its business as now conducted and as proposed to be conducted, (iii) to execute, deliver, and perform this Agreement, the Investors Rights Agreement with the Purchaser and certain stockholders of the Company, in the form attached as Exhibit C (the "Investors Rights Agreement"), and the Stockholders' Agreement with the Purchaser and each holder of the capital stock of the Company, in the form attached as Exhibit D (the "Stockholders' Agreement" and collectively with the Investors Rights Agreement, the "Ancillary Agreements"), (iv) to issue, sell, and deliver the Purchased Preferred Shares and Warrants, and (v) to issue and deliver the Series D Warrant Shares and the Conversion Shares.

    SECTION 2.3  Subsidiaries.  Each Subsidiary (as defined in Section 7.13) has been duly incorporated or formed and is validly existing as a corporation or professional corporation, limited liability company, partnership, or limited partnership under the laws of the jurisdiction of its organization, has the power and authority to own or lease and operate the properties now owned or leased thereby, and is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to so qualify would not have a Material Adverse Effect. All of the issued and outstanding shares, membership interests, or partnership interests of each Subsidiary has been duly and validly issued, are fully paid and nonassessable, and were issued in accordance with all applicable federal and state securities laws and regulations. Except as set forth in Schedule 2.3, all of such shares, membership interests, or partnership interests of each Subsidiary are owned by the Company, free and clear of any mortgage, pledge, lien, encumbrance, claim, or equity. The Company has furnished (or will furnish at or prior to the Closing) counsel to the Purchaser with a true and complete copy of each of the Subsidiaries' organizational documents as amended and in effect on the date hereof, certified by the Secretary of State of each jurisdiction in which such Subsidiaries are organized, and each of the Subsidiaries' bylaws or operating agreements, as amended and in effect on the date hereof. A complete list of the Subsidiaries, containing the state of incorporation and all foreign qualifications and setting forth any minority ownership interest therein, is set forth in Schedule 2.3.

    SECTION 2.4  Authorization.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements; the performance by the Company of its obligations hereunder and thereunder; the issuance, sale, and delivery of the Purchased Preferred Stock and the Warrants; and the issuance and delivery of the Series D Warrant Shares and the Conversion Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or the Bylaws of the Company, as amended, or any provision of any indenture, agreement, or other instrument to which the Company or any Subsidiary, or any of their properties or assets, is bound, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim, or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or any Subsidiary.

    SECTION 2.5  Valid Issuance.  The shares of Purchased Preferred Stock and Warrants have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid, and nonassessable shares of Series D Preferred Stock and warrants to purchase shares of Series D Preferred Stock, respectively, with no personal liability attaching to the ownership thereof solely by virtue of being a holder thereof and will be free and clear of all liens, charges, restrictions, claims, and encumbrances imposed by or through the Company, except as set forth in the Ancillary Agreements and applicable federal and state securities laws. The Series D Warrant Shares and the Conversion Shares have been duly and validly reserved for issuance upon exercise of the Warrants and conversion of the Series D Preferred Stock, respectively, and, when so issued, will be duly authorized, validly issued, fully paid, and nonassessable shares of the Series D Preferred Stock and Common Stock, respectively, with no personal liability attaching to the ownership thereof solely by virtue of being a holder thereof and will be free and clear of all liens, charges, restrictions, claims, and encumbrances imposed by or through the Company except as set forth in the Ancillary Agreements and applicable federal and state securities laws. Neither the issuance, sale, or delivery of the Series D Preferred Stock and the Warrants nor the issuance or delivery of the Series D Warrant Shares or Conversion Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person which has not been waived.

    SECTION 2.6  Validity.  This Agreement and the Ancillary Agreements, when executed and delivered, will constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Investors Rights Agreement may be limited by applicable federal or state securities laws.

    SECTION 2.7  Capitalization.

      (a) The authorized capital of the Company will consist immediately prior to the Closing of:

        (i)  Preferred Stock.  20,000,000 shares of preferred stock, $0.001 par value per share, of which 1,064,563 shares have been designated as Series A Preferred Stock, 1,064,563 of which will be outstanding; of which 1,596,845 shares have been designated as Series B Preferred Stock, 1,596,845 of which will be outstanding; of which 2,013,423 shares have been designated as Series C Preferred Stock, 2,013,423 of which will be outstanding; of which 1,000,000 shares will have been designated as Series C-1 Preferred Stock, 805,005 of which will be outstanding; and of which 13,300,000 shares will have been designated as Series D Preferred Stock, none of which will be outstanding. The rights, privileges and preferences of the Series A, B, C, C-1 and Series D Preferred Stock are as stated in the Articles of Incorporation.

        (ii)  Common Stock.  32,000,000 shares of Common Stock, of which 6,381,737 shares are issued and outstanding.

        (iii)  Options.  The Company has outstanding options to purchase 1,883,593 shares of Common Stock, all of which were granted pursuant to its 2000 Stock Option Plan (the "Option Plan"). 116,407 shares of Common Stock are authorized under the Option Plan for issuance upon the exercise of equity incentives that have not yet been granted.

        (iv)  Warrants.  The Company has issued warrants to purchase 242,424 shares of Common Stock in connection with the previous sale of its Series C Preferred Stock

        (v)  Other Convertible Securities.

        (a) The Company has issued its Convertible Promissory Notes (the "Convertible Notes") in the aggregate principal amount of $545,000 to various Purchasers. At the Closing, $470,000 in principal amount of such Convertible Notes (plus interest due thereon) will convert into 800,005 shares of Series C-1 Preferred Stock, and holders of $75,000 in principal amount of such Convertible Notes shall have waived their right to convert such Convertible Notes into equity securities of the Company and such principal amount shall remain outstanding; and

        (b) The Company has issued its Convertible Promissory Notes in the aggregate principal amount of $500,000 to Purchaser. At the Closing, such Convertible Promissory Notes (plus interest due thereon will convert into 834,723 shares of the Company's Series D Preferred Stock.

      (b) The outstanding shares of Common Stock and Series A, B, C and C-1 Preferred Stock have been, or will have been, duly authorized and validly issued, are, or will be, fully paid and nonassessable, and were, or will have been, issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any relevant state or provincial securities laws or pursuant to valid exemptions therefrom.

      (c) Except as set forth in Schedule 2.7(c) or in the Ancillary Agreements and except for (i) the conversion privileges of the Series A, B, C and C-1 Preferred Stock and the Series D Preferred Stock and (ii) currently outstanding options, warrants and other convertible securities referenced above, there are no outstanding options, warrants or rights providing for or requiring the issuance or purchase by the Company of any capital stock or any securities convertible into or exchangeable for, or exercisable into, the Company's capital stock (including conversion or preemptive rights and rights of first refusal), or any proxies, voting trusts or agreements of any kind relating to the voting of the Company's capital stock. Except as set forth in Schedule 2.7(c), the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any persons that affects or relates to the Common Stock or the acquisition, disposition, voting or giving of written consents with respect to any security or the voting by a director of the Company.

      (d) Attached hereto as Schedule 2.7(d) is a true and complete list of the holders of the securities of the Company, showing the number of shares of Common Stock, Series A, B and C Preferred Stock or other securities of the Company held by each stockholder as of the date of this Agreement, together with the number of stock options, warrants, convertible note and/or other convertible securities issued by the Company and the holders of such stock options, warrants, convertible notes and/or other convertible securities and the number and class of securities of the Company (including Series C-1 Preferred Stock) into which such instruments may be converted or exercised. Also attached a Schedule 2.7(d)(i) is a Table showing the fully diluted Capitalization of the Company.

    SECTION 2.8  Financial Statements.  Attached hereto as Schedule 2.8 are the unaudited consolidated and combined balance sheet of the Company and the Subsidiaries as at December 31, 2000 and the related unaudited consolidated and combined statements of operations, stockholders' equity, and cash flows of the Company and the Subsidiaries for the fiscal year ended December 31, 2000 and the unaudited consolidated and combined balance sheet of the Company as at June 30, 2001 (the "Balance Sheet") and the related unaudited consolidated and combined statements of operations, stockholders' equity, and cash flows of the Company for the 6- month period ended June 30, 2001. All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principals, and fairly present the financial condition of the Company and the Subsidiaries as at December 31, 2000 and June 30, 2001, respectively, and the results of their operations and cash flows for the fiscal year ended December 31, 2000 and the 6-month period ended June 30, 2001 2001, respectively. Since the date of the Balance Sheet, (i) there has been no change in the assets, liabilities, or financial condition of the Company and the Subsidiaries from that reflected in the Balance Sheet except for changes in the ordinary course of business consistent with past practice that in the aggregate have not been materially adverse and (ii) none of the business, prospects, financial condition, operations, property, or affairs of the Company or the Subsidiaries have been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against. The Company maintains and will continue to maintain a standard system of accounting established consistently applied and administered in accordance with generally accepted accounting principles.

    SECTION 2.9  Absence of Liabilities.  Except as set forth in Schedule 2.9, the Company and the Subsidiaries did not have, as of the date of the Balance Sheet, any liabilities of any type that in the aggregate exceeded $25,000, whether absolute or contingent, that were not fully reflected on the Balance Sheet and, since the date of the Balance Sheet, neither the Company nor any Subsidiary has incurred or otherwise become subject to any such liabilities or obligations except in the ordinary course of business consistent with past practice and which in the aggregate do not exceed $25,000.

    SECTION 2.10  Events Subsequent to the Date of the Balance Sheet.  Except as set forth in Schedule 2.10, since the date of the Balance Sheet neither the Company nor any Subsidiary has (i) issued any stock, bond, or other corporate security; (ii) borrowed any amount or incurred or become subject to any liability (absolute, accrued, or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business; (iii) discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued, or contingent) other than current liabilities shown on the Balance Sheet and current liabilities incurred since the date of the Balance Sheet in the ordinary course of business; (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any share of its capital stock or other security; (v) mortgaged, pledged, encumbered, or subjected to lien any of its assets, tangible or intangible, other than liens of current real property taxes not yet due and payable; (vi) sold, assigned, or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim; (vii) sold, assigned, transferred, or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret, or other intangible asset; (viii) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business; (ix) made any change in officer compensation except in the ordinary course of business; (x) received notice that there has been a loss of, or material order cancellation by, any major customer of the Company; (xi) terminated, or received notice of the resignation of, any key employee of the Company; (xii) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby; (xiii) made any material change in the manner of its business or operations; or (xiv) entered into any commitment (contingent or otherwise) to do any of the foregoing.

    SECTION 2.11  Litigation.  There is not any (i) action, suit, claim, proceeding, or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Company or any Subsidiary pending under collective bargaining agreements or otherwise; or (iii) governmental inquiry pending or, to the Company's knowledge, threatened against the Company or any Subsidiary (including without limitation any inquiry as to the qualification of the Company or any Subsidiary to hold or receive any license or permit), and to the Company's knowledge, there is no basis for any of the foregoing. The Company has not received any opinion or memorandum or legal advice from legal counsel to the effect that the Company or any Subsidiary is exposed, from a legal standpoint, to any liability or disadvantage that could result in a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any order, writ, injunction, or decree known to or served upon it of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign. There is no action or suit by the Company or any Subsidiary pending or threatened against others.

    SECTION 2.12  Intellectual Property.  The Company and the Subsidiaries have sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, Internet domain names, trade secrets, information, proprietary rights, computer software, object code, source code, archives, data, databases, data history and processes necessary for their respective businesses as now conducted and as proposed to be conducted (including, without limitation, as described in the Company's Business Plan, dated March, 2001 previously delivered to Purchaser, and in presentations made to representatives of the Purchaser on or about April 26, 2001, May 9, 2001 and May 31, 2001 and June 27, 2001) without, to the Company's knowledge, any conflict with or infringement of the rights of others. Schedule 2.12 contains a complete list of patents, trademarks, service marks, copyrights, Internet domain names and pending patent, trade secrets, trademark, service mark and copyright applications of the Company and the Subsidiaries. Except as set forth in Schedule 2.12, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trade secrets, trademarks, service marks, trade names, copyrights, Internet domain names, trade secrets, licenses, information, proprietary rights, computer software, object code, source code, archives, data, databases, data history and processes of any other person or entity. The Company has not received any communications alleging that the Company or the Subsidiaries have violated or, by conducting their respective businesses as proposed, would violate any of the patents, trade secrets, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.

    SECTION 2.13  Proprietary Information of Third Parties.  No third party has made claim or, to the Company's knowledge, has reason to claim that any person employed by or affiliated with the Company or any Subsidiary has (i) violated or may be violating any of the terms or conditions of his employment, non-competition, or non-disclosure agreement with such third party; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party; or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. To the Company's knowledge, no person employed by or affiliated with the Company or any Subsidiary has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any service or proposed service of the Company or any Subsidiary.

    SECTION 2.14  Title to Properties.  The Company and the Subsidiaries have good, clear, and marketable title to their properties and assets reflected on the Balance Sheet or acquired by them since the date of the Balance Sheet (other than the properties and assets disposed of in the ordinary course of business since the date of the Balance Sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions, and other encumbrances (including without limitation, easements and licenses), except for (i) those specifically described on the Balance Sheet; (ii) liens for taxes not yet due and payable; and (iii) minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company and the Subsidiaries. There are no condemnation, environmental, zoning, or other land use regulation proceedings, either instituted or, to the Company's knowledge, planned to be instituted, that would materially adversely affect the use or operation of the Company's and the Subsidiaries' properties and assets for their intended uses and purposes, or the value of such properties, and neither the Company nor any Subsidiary has received any notice of any special assessment proceedings that would affect such properties and assets.

    SECTION 2.15  Leasehold Interests.  Each lease or agreement to which the Company or any Subsidiary is a party and under which the Company or any Subsidiary is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into, without any default of the Company or any Subsidiary thereunder and, to the Company's knowledge, without any default thereunder of any other party thereto. No event has occurred and is continuing that, with due notice or lapse of time or both, would constitute a default or event of default by the Company or any Subsidiary under any such lease or agreement or, to the Company's knowledge, by any other party thereto. The Company's and each Subsidiary's possession of such property has not been disturbed and no claim has been asserted against the Company or any Subsidiary adverse to its rights to such leasehold interests.

    SECTION 2.16  Insurance.  The Company and the Subsidiaries hold valid policies covering all of the insurance required to be maintained by them under Section 6.3.

    SECTION 2.17  Taxes.  The Company has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The provision for taxes of the Company as shown in the Balance Sheet is adequate for taxes due or accrued as of the date thereof. The Company has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as set forth in Schedule 2.17, none of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

    SECTION 2.18  Other Agreements.  Except as set forth in Schedule 2.18, neither the Company nor any Subsidiary is a party to or otherwise bound by any written or oral:

      (a) agreement with any labor union (and, to the knowledge of the Company, no organizational effort is being made with respect to any of its employees);

      (b) agreement, involving more than $25,000, with any supplier containing any provision permitting any party other than the Company or a Subsidiary to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company or a Subsidiary to meet its obligations under the agreement when due or the occurrence of any other event;

      (c) agreement for the future purchase of fixed assets or for the future purchase of materials, supplies, or equipment in excess of its normal operating requirements;

      (d) agreement with any of its current or former directors, agreement for the employment of any officer, employee, or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis that is not terminable on notice without cost or other liability to the Company or the Subsidiaries, except normal severance arrangements described in Schedule 2.18 and accrued vacation pay;

      (e) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option, or other plan, agreement, or understanding pursuant to which benefits are provided to any employee of the Company or the Subsidiaries (other than group insurance plans applicable to employees generally);

      (f)  agreement relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company or the Subsidiaries;

      (g) guaranty of any obligation for borrowed money or otherwise;

      (h) voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement, or first refusal or preemptive rights agreement relating to any securities of the Company or the Subsidiaries;

      (i)  agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company or any Subsidiary has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

      (j)  agreement or obligation (contingent or otherwise) to issue, sell, or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities;

      (k) assignment, license, or other agreement with respect to any form of intangible property;

      (m) agreement under which it has granted any person any registration rights;

      (n) agreement under which it has limited or restricted its right to compete with any person in any respect;

      (o) other agreement, or group of related agreements with the same party or any group or affiliated parties, involving more than $25,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions optional with another party), which agreement or group of agreements is not terminable by the Company or a Subsidiary without penalty upon notice of thirty (30) days or less; or other agreement, instrument, commitment, plan, or arrangement, a copy of which would be required to be filed with the Securities and Exchange Commission (the "Commission") as an exhibit to a registration statement on Form S-l if the Company or the Subsidiaries were registering securities under the Securities Act.

The Company and the Subsidiaries, and to the Company's knowledge, each other party thereto has in all material respects performed all the obligations required to be performed by it to date (or each nonperforming party has received a valid, enforceable, and irrevocable written waiver with respect to its nonperformance), has received no notice of default, and is not in default (with due notice or lapse of time or both) under any lease, agreement, or contract now in effect to which the Company or any Subsidiary is a party or by which any such entity or any such entity's property may be bound. Neither the Company nor any Subsidiary has present expectation or intention of not fully performing all its obligations under each such lease, contract, or other agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company or any Subsidiary is a party. The Company and the Subsidiaries are in compliance with all of the terms and provisions of their respective Articles of Incorporation and Bylaws or other organizational documents, as amended.

    SECTION 2.19  Loans and Advances.  Except as set forth in Schedule 2.19, neither the Company nor any Subsidiary has any outstanding loans or advances to any person or is obligated to make any such loans or advances, except, in each case, for advances to employees of such entity in respect of reimbursable business expenses anticipated to be incurred by them in connection with their performance of services for such entity.

    SECTION 2.20  Assumptions, Guaranties, Etc. of Indebtedness of Other Persons.  Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed, or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

    SECTION 2.21  Governmental Approvals.  Subject to the accuracy of the representations and warranties of the Purchaser set forth in Article III, no registration or filing with, or consent or approval of or other action by, any federal, state, or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery, and performance by the Company of this Agreement or the Ancillary Agreements; the offer, issuance, sale and delivery of the Series D Preferred Stock and Warrants or, upon conversion or exercise thereof, the offer, issuance, and delivery of the Conversion Shares or Warrant Shares, other than (i) filings pursuant to state securities laws (all of which filings have been made by the Company, other than those that are required to be made after the Closing and that will be duly made on a timely basis) in connection with the sale of the Series D Preferred Stock and Warrants and (ii) with respect to the Investors Rights Agreement, the registration of the shares covered thereby with the Commission and filings pursuant to state securities laws.

    SECTION 2.22  Offering.  Based in part upon the representations of the Purchaser in this Agreement, the Purchased Preferred Stock and Warrants will be issued in compliance with all applicable federal and state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Series D Preferred Stock or Warrants to any person or persons so as to bring the sale of such Series D Preferred Stock and Warrants by the Company within the registration provisions of any federal or state securities laws.

    SECTION 2.23  Brokers.  Except as set forth in Schedule 2.23, the Company does not have any contract, arrangement, or understanding with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement.

    SECTION 2.24  Officers.  Set forth in the attached Schedule 2.24 is a list of the names of the directors, officers and employees of the Company and each Subsidiary together with the title or job classification of each such person (as applicable).

    SECTION 2.25  Transactions With Affiliates.  Except as set forth in Schedule 2.25, no director, officer, employee, or stockholder of the Company or any Subsidiary or member of the family of any such person, or any corporation, partnership, trust, or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner, or holder of more than 5.0% of the outstanding capital stock thereof, is a party to any transaction with the Company or any Subsidiary, including any contract, agreement, or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such person or firm.

    SECTION 2.26  Employees.  Each of the employees, officers and consultants of the Company and the Subsidiaries has a validly existing agreement providing for confidentiality and protection of intellectual property (a "Proprietary Information Agreement") with the Company, such agreements are in full force and effect, and copies of such agreements have been provided to counsel to the Purchaser. No employee, officer or consultant of the Company and the Subsidiaries has advised the Company (orally or in writing) that he or she intends to terminate his or her relationship with such entity. The Company and the Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining, and the payment of Social Security and other taxes.

    SECTION 2.27  U.S. Real Property Holding Corporation.  The Company is not now, nor has it ever been, a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company and each Subsidiary has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns that are required under Section 1.897-2(h) of such Regulations.

    SECTION 2.28  Environmental Laws.  The Company and the Subsidiaries, and the operation of their respective businesses, and any real property that such entities own, lease, or otherwise occupy or use (the "Premises") are in compliance in all material respects with all applicable Environmental Laws (as defined in Section 7.14) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances (as defined in Section 7.14). The Company has not received any citation, directive, letter, or other written communication or any written notice of any proceeding, claim, or lawsuit from any person arising out of the ownership or occupation of the Premises, or the conduct of the Company's and/or the Subsidiaries' operations, and the Company is not aware of any basis therefor. The Company and the Subsidiaries have obtained and are maintaining in full force and effect all necessary permits, licenses, and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and are in compliance in all material respects with all such permits, licenses, and approvals. Neither the Company nor any Subsidiary has caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at, or near the Premises, and, to the Company's knowledge, neither the Premises nor any property at or near the Premises has been subject to a release of any Hazardous Substance.

    SECTION 2.29  Employee Benefit Plans.  For purposes of this Agreement, "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and "Benefit Plan" shall mean any plan, fund, program, policy, arrangement, or contract, whether formal or informal, that is in the nature of (i) an employee pension benefit plan (as defined in Section 3(2) of ERISA) or (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

      (a) Schedule 2.29 lists each Employee Plan (as defined in Section 7.14) and each Benefit Arrangement (as defined in Section 7.14) that covers any employee of the Company or any Subsidiary. The Company has outsourced the administration of its benefit and payroll functions to TriNet of San Leandro, Ca. TriNet is responsible for, and has filed all necessary Forms 5500 on behalf of the Company.

      (b) No Employee Plan is a multi employer plan as defined in Section 3(37) of ERISA and no Employee Plan is subject to Title IV of ERISA. Neither the Company nor any Subsidiary, nor their ERISA Affiliates, have incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

      (c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to the Purchaser copies of the most recent Internal Revenue Service determination letters with respect to each such plan.

      (d) Each Employee Plan and each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules, and regulations that are applicable to such Employee Plan and Benefit Arrangement. Other than routine claims for benefits made in the ordinary course of business, there are no pending claims, investigations, or causes of action pending or, to the knowledge of the Company, threatened against any Employee Plan or Benefit Arrangement or any fiduciary thereof by any participant, beneficiary, or governmental agency.

      (e) All contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected on the Balance Sheet. There has been no amendment to, written interpretation of, or announcement (whether or not written) by the Company or any Subsidiary, or any of their ERISA Affiliates (as defined in Section 7.14) relating to, or change in employee participation or coverage under, any Employee Plan or Benefit

  Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

      (f)  There is no contract, agreement, plan, or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. No tax under Section 4980B of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code. With respect to the employees and former employees of the Company and the Subsidiaries, there are no employee post-retirement medical or health plans in effect, except as required by Section 4980B of the Code. No employee of the Company or any Subsidiary will become entitled to any bonus, retirement, severance, or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby. Neither the Company nor any Subsidiary has, nor is any such entity reasonably expected to have, any liability under Title IV of ERISA.

      (g) Neither the Company nor any Subsidiary has a 401(k) plan that requires a matching contribution from the Company or any Subsidiary.

    SECTION 2.30  Compliance with Laws; Approvals.

      (a) The operations of the Company and the Subsidiaries have been conducted in compliance with all Applicable Laws (as defined in Section 7.14) and regulations, including, without limitation, all applicable laws, regulations, orders, and requirements promulgated by any governmental authority of competent jurisdiction and relating to consumer protection, equal opportunity, health care industry regulation, environmental protection, fire, and occupational safety matters, except for noncompliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

      (b) The Company has not received written notice of any violation (or of any investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any violation) of any Applicable Law, and to knowledge of the Company, no investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of violation of any Applicable Law has been threatened or contemplated;

      (c) The Company has no knowledge of any pending legislation or regulation that would materially adversely affect (i) the business of the Company and the Subsidiaries, taken as a whole, or (ii) the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith;

      (d) The Company and the Subsidiaries have, and all professional employees or agents of such entities have, all licenses, franchises, permits, authorizations, or approvals from all governmental authorities ("Approvals") required for the current operation of such entities, the employment of such employees, and the occupancy and operation, for its present uses, of the real and personal property that such entities own or lease, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect;

      (e) All required Approvals are in full force and effect, have been issued to and fully paid for by the holder thereof, and, to the knowledge of the Company, no suspension or cancellation thereof has been threatened; and

      (f)  No required Approvals will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or any of the other agreements contemplated hereunder or executed herewith.

    SECTION 2.31  Minute Books.  The minute books of the Company provided to counsel to the Purchaser contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

    SECTION 2.32  Disclosure.  The Company has fully provided Purchaser with all the information that the Purchaser has requested for deciding whether to purchase the Series D Preferred Stock and all information that the Company believes is reasonably necessary to enable the Purchaser to make such decision. Neither this Agreement nor any Schedule or Exhibit to this Agreement contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. None of the statements, documents, certificate, or other items prepared or supplied by the Company pursuant to this Agreement, including, without limitation, descriptions contained in the Company's Business Plan, dated March, 2001 previously delivered to Purchaser, and in presentations made to representatives of the Purchaser on or about April 26, 2001, May 9, 2001 and May 31, 2001 and June 27,001 contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser severally represents and warrants to the Company that:

    SECTION 3.1  Accredited Investor.  The Purchaser is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Series D Preferred Stock or the Warrants.

    SECTION 3.2  Investment Experience.

      (a) Purchaser acknowledges that its representations and warranties contained herein are being relied upon by the Company as a basis for the exemption of the issuance of the shares of Purchased Preferred Stock and the Warrants from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws.

      (b) Purchaser understands that (i) the Purchased Preferred Stock, the Warrants, the Series D Warrant Shares and the Conversion Shares have not been registered, and as of the Closing Date will not be registered, under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and (ii) the Purchased Preferred Stock, the Warrants, and, upon exercise or conversion thereof, the Series D Warrant Shares and the Conversion Shares, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration, that only the Company can take action to register such Purchased Preferred Stock, Warrants, Series D Warrant Shares or Conversion Shares, and that the Company has no obligation or current intention to do so. Purchaser is aware that the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, is not now, and may not become, available for resale of the Purchased Preferred Stock, the Warrants, the Series D Warrant Shares or the Conversion Shares.

      (c) Purchaser is acquiring the Purchased Preferred Stock and the Warrants for its own account and not with a view to, or for sale in connection with, directly or indirectly, any distribution thereof that would require registration under the Securities Act or applicable state securities laws or would otherwise violate the Securities Act or such state securities laws.

      (d) Purchaser has relied upon independent investigations made by it or its representatives and is fully familiar with the business, results of operations, financial condition, prospects and other affairs of the Company and realizes that the Purchased Preferred Stock and the Warrants are a speculative investment involving a high degree of risk for which there is no assurance of any return. It has such knowledge and experience in financial and business affairs, including investing in companies similar to the Company, and is capable of determining the information necessary to make an informed investment decision, of requesting such information from the Company, and of utilizing the information that it has received from the Company to evaluate the merits and risks of its investment in the Purchased Preferred Stock and the Warrants. It is able to bear the economic risk of its investment in the Purchased Preferred Stock and the Warrants and understands that it must do so for an indefinite period of time.

      (e) Purchaser is aware that no governmental authority has passed upon or made any finding or determination concerning the fairness of the transactions contemplated by this Agreement or the adequacy of the disclosure of the exhibits and schedules thereto, and that it must forego the security, if any, that such a review would provide.

      (f)  In making its decision to approve the transactions contemplated by this Agreement, Purchaser and its professional tax and business advisors have been given the opportunity to discuss the Company's business, management, financial affairs and prospects with the Company's management, and they have had the opportunity to review the Company's facilities, to examine all relevant documents and to ask questions of, and to receive answers from, the Company or any person(s) acting on the Company's behalf concerning the terms and conditions of the transactions contemplated by this Agreement or any other matter set forth in this Agreement and the schedules and exhibits thereto, and to obtain any additional information necessary to verify the accuracy of the information set forth therein, and to evaluate the Company and its investment in the Purchased Preferred Stock and the Warrants.

      (g) Purchaser understands that the Purchased Preferred Stock and the Warrants and, upon exercise or conversion thereof, the Series D Warrant Shares and the Conversion Shares, will bear the following legend (or a substantially similar legend):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

    SECTION 3.3  Authorization.  The Purchaser has full power and authority to enter into this Agreement and the Ancillary Agreements and that such agreements have been duly executed and delivered by it and constitute the legal, valid, and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Amended Investors Rights Agreement may be limited by applicable federal or state securities laws.

    SECTION 3.4  Brokers.  The Purchaser does not have any contract arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV.
CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

    The obligation of the Purchaser to purchase and pay for the Series D Preferred Stock and Warrants being purchased by it on the Closing Date is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

    SECTION 4.1  Opinion of Company's Counsel.  The Purchaser shall have received from Messrs. Latham & Watkins, counsel for the Company, an opinion dated the Closing Date, substantially in the form of Exhibit E hereto.

    SECTION 4.2  Representations and Warranties to be True and Correct.  The representations and warranties contained in Article II shall be true, complete, and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and Jeffrey Davitz Chief Executive Officer of the Company ("Davitz"), shall have certified to such effect to the Purchaser in writing.

    SECTION 4.3  Performance.  The Company shall have performed and complied with all agreements contained herein required to be performed or complied with by the Company prior to or at such Closing Date, and Davitz shall have certified to the Purchaser in writing to such effect and to the further effect that all of the conditions set forth in this Article IV have been satisfied.

    SECTION 4.4  All Proceedings to be Satisfactory.  All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

    SECTION 4.5  Merger of Subsidiary.  The Company's subsidiary, Epexegy Merger Sub Corp. shall have been merged with and into the Company, or proceedings, acceptable to Purchaser, shall have been commenced and aggressively prosecuted to accomplish such merger.

    SECTION 4.6  Supporting Documents.  The Purchaser and its counsel shall have received copies of the following documents:

      (a) (i)  the Amended and Restated Articles of Incorporation certified as of a recent date by the Secretary of State of the State of California; (ii) the organizational documents of each Subsidiary in effect as of the Closing Date, certified by the Secretary of State of the state of its organization; and (iii) certificates, as of the most recent practicable dates, as to the corporate good standing of the Company and each Subsidiary issued by the Secretary of State of the jurisdictions in which the Company and each Subsidiary is organized, conducting business, or otherwise required to be licensed or qualified.

      (b) a certificate of the Secretary of the Company dated the Closing Date and certifying: (i) that attached thereto is a true and complete copy of the Bylaws of the Company and the bylaws or operating agreements of each Subsidiary as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors and/or the stockholders of the Company authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements, the issuance, sale, and delivery of the Series D Preferred Stock and the Warrants and the reservation, issuance, and delivery of the Conversion Shares and the Warrant Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Ancillary Agreements; (iii) that the Articles of Incorporation has not been amended since the date of the last amendment referred to in the certificate delivered pursuant to Section 4.6(a)(i); and (iv) to the incumbency and specimen signature of each officer of the Company executing this

  Agreement and the Ancillary Agreements, the stock certificates representing the Series D Preferred Stock, the Warrants and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this Section 4.6(b); and

      (c) such additional supporting documents and other information with respect to the operations and affairs of the Company as the Purchaser or their counsel reasonably may request.

    SECTION 4.7  Only Holder of Series D Preferred Stock.  Holders of the Convertible Subordinated Notes of the Company, in the aggregate principal amount of $545,000 and any other security of the Company convertible into Series D Preferred Stock shall have been converted and/or exercised into shares of Series C-1 Preferred Stock of the Company (or such conversion or exercise rights shall have permanently been waived) all, in such a manner, acceptable to the Purchaser, so that the Purchaser shall be the only holder, or potential holder (other than a transferee of Purchaser) of the Company's Series D Preferred Stock following the Closing. Notwithstanding the foregoing, the issuance and sale by the Company of an additional 4,000,000 shares of the Series D Preferred Stock to institutional investors in a transaction approved by the board of directors of the Company with the Purchaser's nominated directors voting affirmatively, shall not be a breach of this condition, provided that:

      (1) Such issuance and sale must be consummated, if at all, within sixty (60) calendar days of the Closing provided for herein;

      (2) The terms of any such issuance and sale are no more favorable (in Purchaser's sole judgment) to the purchaser of such securities than are the terms of the issuance and sale to Purchaser of the Series D Preferred Stock pursuant to this Agreement, or if such terms are (in Purchaser's sole judgment) more favorable, such more favorable terms are extended, in a manner acceptable to Purchaser, to Purchaser with respect to Purchaser's purchase of the Series D Preferred Stock hereunder; and

      (3) If the gross proceeds to the Company or any affiliate of the Company from such issuance and sale equal or exceed one million dollars ($1,000,000), the Expiration Dates of Warrants 1 and 2 issued as contemplated in Section 1.2 of this Agreement automatically shall be extended until July 31,2002 and January 31, 2003, respectively.

    SECTION 4.8  Investors Rights Agreement.  The Company, each holder of Series A, B, C and C-1 Preferred Stock and the Purchaser shall have executed and delivered the Investors Rights Agreement.

    SECTION 4.9  Stockholders' Agreement.  The Company, each stockholder of the Company and the Purchaser shall have executed and delivered the Stockholders' Agreement.

    SECTION 4.10  Proprietary Information Agreements.  Each employee, officer and consultant of the Company shall have entered into a Proprietary Information Agreement with the Company, and a copy thereof shall have been delivered to counsel for the Purchaser.

    SECTION 4.11  Employment Agreements.  Each of Jeffrey Davitz, Peter Finkelstein, Grant Wenegrat and David DeGraaff shall have entered into employment agreements with the Company, in a form acceptable to the Purchaser.

    SECTION 4.12  Board of Directors.  The number of directors constituting the entire Board of Directors shall have been fixed at five (5) and the following persons shall have been elected as directors and shall each hold such position as of the Closing Date: Jeffrey Davitz, Jerry Held, Vince Vannelli, Diogo Abreu and Daniel Rawitch.

    SECTION 4.13  Indemnification Agreements.  The Company shall have entered into an indemnification agreement, in a form acceptable to the Purchaser, with each director of the Company designated by the Purchaser.

    SECTION 4.14  Consents.  The Company shall have received all consents required, if any, from any federal, state, or local government or regulatory bodies and third parties for the issuance and sale of the Series D Preferred Stock and Warrants and the other transactions contemplated by this Agreement.

    SECTION 4.15  Expenses of Purchaser.  The Company shall have paid in accordance with Section 7.1 the expenses of Purchaser invoiced at the Closing.

    SECTION 4.16  Due Diligence Information.  The Company acknowledges that this Agreement is being negotiated and entered into prior to the Purchaser' receipt of all due diligence information and the Purchaser' analysis thereof. Accordingly, the due diligence information obtained by the Purchaser prior to the Closing shall be acceptable to the Purchaser, in its sole discretion.

    SECTION 4.17  No Material Adverse Change.  Between the date hereof and each of the Closings, there shall have been no change in the affairs of the Company which has or is likely to have a Material Adverse Effect.

    SECTION 4.18  Termination of Agreements.  That certain Right of First Refusal and Co-Sale Agreement, dated May 9, 200 by and among Jeffrey Davitz, Peter Finkelstein, Brant Wenegrat, D. H. Blair Investment Banking Corp., Venturetek L.P. and the Company; and that certain Preferred Stock Purchase Agreemnent, dated May 9, 2000 by and among the Company, Peter Finkelstein, Brant Wenegrat, Jeffrey Davitz, and Venturetek L.P. shall have been terminated. [Other Agreements?]

    SECTION 4.19  Amendment of Articles of Incorporation.  The Articles of Incorporation of the Company shall have been amended and restated to effect the following changes: Sections D. 2. (b), D. 2. (c), D.4.(a), D.4.(b), D.4.(c), D.4.(d), D.4.(e), D.4.(f), D.4.(h), and D.4.(i), of Article Fourth of the Company's Articles of Incorporation shall have been deleted in their entirety; and the provisions of Section D.3 (e) (ii) shall be amended by adding to the end thereof the following sentence. "In addition, and notwithstanding any provision herein to the contrary, in no case will any adjustment in the Conversion Price for Series A, Series B or Series C Preferred Stock of the corporation be made as a result of the issuance and sale, at whatever price, of preferred stock of the corporation denominated Series D Preferred Stock."

ARTICLE V.
CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

    The obligation of the Company to the Purchaser under this Agreement is, at its option, subject to the satisfaction, on or before the Closing Date, of the following conditions:

    SECTION 5.1  Representations and Warranties to be True and Correct.  The representations and warranties contained in Article III shall be true, complete, and correct on and as of such Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

    SECTION 5.2  Payment of Purchase Price.  The Purchaser shall have delivered the Purchase Price.

    SECTION 5.3  Consents.  The Company shall have received all consents required, if any, from ny federal, state, provincial or local government or regulatory bodies and third parties for the issuance and sale of the Series D Preferred Stock and Warrants and the other transactions contemplated by this Agreement.

ARTICLE VI.
COVENANTS OF THE COMPANY

    The Company covenants and agrees with the Purchaser that:

    SECTION 6.1  Reserve for Conversion Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series D Preferred Stock and the exercise of the Warrants, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series D Preferred Stock and the exercise of the Warrants from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series D Preferred Stock and the exercise of the Warrants or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval, or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Series D Preferred Stock and the exercise of the Warrants. The Company will not issue, sell or otherwise distribute shares of its Series D Preferred Stock to any person other than the Purchaser.

    SECTION 6.2  Corporate Existence.  Except as contemplated in Section 4.5 of this Agreement, the Company shall maintain and cause each of the Subsidiaries to maintain their respective corporate existence, rights, and franchises in full force and effect.

    SECTION 6.3  Properties, Business, Insurance.

      (a)  Generally.  The Company shall maintain and cause each of the Subsidiaries to maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. The Company shall also maintain in effect "key person" life insurance policies, as described in Section 6.15. The Company shall not cause or permit any assignment or change in beneficiary and shall not borrow against any such policy. If requested by Purchaser holding at least a majority of the outstanding shares of Common Stock issued or issuable upon conversion of the Series D Preferred Stock sold pursuant to this Agreement, the Company will add one designee of the Purchaser as a notice party for each such policy and shall request that the issuer of each policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

      (b)  Directors Liability Insurance.  Without limiting the requirements of Section 6.3(a), the Company shall ensure that within 45 days following the Closing, each person serving on the Board of Directors on and after the Closing Date shall receive adequate liability insurance coverage from an insurer that is mutually acceptable to such director and the Company (including coverage for liabilities arising before the date of taking office to the extent arising from such person's status as a prospective member of the Board of Directors) and that such liability insurance coverage remains in full force and effect at all times with such insurer (or a substitute insurer mutually acceptable to such director and the Company) in accordance with terms at least as favorable as the terms of such liability insurance coverage in effect as of such Closing Date. If requested by the Purchaser, the Company will add one designee of such director as a notice party for each such policy and shall request that the issuer of each such policy provide such designee with ten (10) days' notice before such policy is terminated (for failure to pay premiums or otherwise) or assigned or before any change is made in the beneficiary thereof.

    SECTION 6.4  Restrictive Agreements Prohibited.  Neither the Company nor any Subsidiary shall become a party to any agreement that by its terms restricts the Company's performance of this Agreement, the Ancillary Agreements, or the Articles of Incorporation.

    SECTION 6.5  Expenses of Directors.  The Company shall pay all reasonable and customary out-of-pocket expenses incurred in connection with attending Board meetings or conducting other Company business.

    SECTION 6.6  Use of Proceeds.  The Company shall use the proceeds from the sale of the Series D Preferred Stock and Warrants as set forth on Exhibit F.

    SECTION 6.7  Board of Directors' Meetings.  The Company's Board of Directors shall meet at least quarterly following the First Closing.

    SECTION 6.8  Compliance with Laws.  The Company shall comply, and cause each Subsidiary to comply, with all Applicable Laws, noncompliance with which could materially adversely affect any such entity's business or condition, financial or otherwise.

    SECTION 6.9  Keeping of Records and Books of Account.  The Company shall keep, and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and the Subsidiaries and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts, and other purposes in connection with its business shall be made.

    SECTION 6.10  Change in Nature of Business.  The Company shall not make or permit any Subsidiary to make, any material change in the nature of their business as conducted on the date hereof.

    SECTION 6.11  U.S. Real Property Interest Statement.  The Company shall provide prompt written notice to the Purchaser following any "determination date" (as defined in Treasury Regulation Section 1.897-2(c)(i)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by the Purchaser, the Company shall provide the Purchaser with a written statement informing the Purchaser whether the Purchaser's interest in the Company constitutes a U.S. real property interest. The Company's determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company's written statement to the Purchaser shall be delivered to the Purchaser within ten (10) days of the Purchaser's written request therefor. The Company's obligation to furnish a written statement pursuant to this Section 6.11 shall continue notwithstanding the fact that a class of the Company's stock may be regularly traded on an established securities market.

    SECTION 6.12  Rule 144A Information.  The Company shall, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, provide in writing, upon the written request of the Purchaser or a prospective buyer of Series D Preferred Stock, the Conversion Shares or the Warrant Shares, from the Purchaser, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("Rule 144A Information"). The Company also shall, upon the written request of the Purchaser, cooperate with and assist the Purchaser or any member of the National Association of Securities Dealers, Inc. PORTAL system in applying to designate and thereafter maintain the eligibility of the Series D Preferred Stock and Conversion Shares for trading through PORTAL. The Company's obligations under this Section 6.12 shall at all times be contingent upon the Purchaser's obtaining from the prospective buyer of Series D Preferred Stock, the Conversion

Shares or the Warrant Shares a written agreement to take all reasonable precautions to safeguard the Rule 144A Information from disclosure to anyone other than a person who will assist such buyer in evaluating the purchase of any Series D Preferred Stock, any Conversion Shares or any Warrant Shares.

    SECTION 6.13  Inspection, Consultation, and Advice.  The Company shall permit and cause each of the Subsidiaries to permit the Purchaser and such persons as it may designate, at the Purchaser's expense, to visit and inspect any of the properties of the Company and the Subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances, and accounts of the Company and the Subsidiaries with their officers, employees, and public accountants (and the Company hereby authorizes said accountants to discuss with the Purchaser and such designees such affairs, finances, and accounts), and consult with and advise the management of the Company and the Subsidiaries as to their affairs, finances, and accounts, all at reasonable times and upon reasonable notice; provided, however, that nothing in this Section 6.13 shall be construed to require the Company or its management to follow any such consultation and advice.

    SECTION 6.14  Compliance with Terms of Indebtedness.  The Company and the Subsidiaries will comply in all material respects with all terms and covenants of all material debt obligations of the Company and the Subsidiaries, as the same may be amended from time to time.

    SECTION 6.15  "Key Person" Life Insurance.  Within 45 days of the Closing Date, the Company will obtain "key person" life insurance on the lives of each of (i) Jeffrey Davitz and David DeGraaff with a face policy benefit each in the aggregate of not less than $1,000,000, with the proceeds of each payable to the Company and with an assignment of all such proceeds to the holders of the Series D Preferred Stock and/or the Conversion Shares. The terms and conditions of such insurance shall be approved by the Purchaser. Upon the death of either Jeffrey Davitz or David DeGraaff the Company agrees to escrow one-half of the proceeds payable pursuant to the applicable "key person" life insurance policy (the "Put Proceeds") for payment of any put obligations pursuant to Section 6.16 for so long as the obligations of the Company and the rights of the Purchaser pursuant to Section 6.16 are applicable.

    SECTION 6.16  Put Right.

      (a)  Exercise of Put Right.  At any time and from time to time on and after the death of either Jeffrey Davitz or David DeGraaff the Purchaser shall have the right (a "Put Right") to require that the Company purchase, subject to subparagraph (b) below, all or any portion of its shares of Series D Preferred Stock or Conversion Shares then owned by the Purchaser by delivery of a written notice to the Company to the effect that the Purchaser is exercising a Put Right under this Section 6.16 (a "Put Exercise Notice"). Upon receipt by the Company of a Put Exercise Notice the per share purchase price payable by the Company to the Purchaser (a "Put Purchase Price") shall be equal to the Purchase Price for each such share of Series D Preferred Stock or Conversion Share, plus any accrued and unpaid dividends thereon.

      (b)  Allocation of Put Right.  The Company shall only be obligated to purchase that number of shares of Series D Preferred Stock or Conversion Shares equal to the Put Proceeds divided by the Put Purchase Price.

      (c)  Closing.  Each closing of the purchase and sale of any shares of Series D Preferred Stock or Conversion Shares pursuant to this Section 6.16 shall take place on a date (a "Put Closing Date") which is no later than thirty (30) days after the giving of the Put Exercise Notice. The closing shall take place at 10:00 a.m. on the Put Closing Date at such location as the Purchaser may determine and notify the Company or at such other location as may be agreed to by the Company and the Purchaser. The Put Purchase Price as may be paid under applicable law shall be paid in full at each such closing, by wire transfer of immediately available federal funds.

    SECTION 6.17  Termination of Covenants.  The covenants set forth in Section 6.11 shall terminate and be of no further force or effect as to the Purchaser when the Purchaser no longer holds any shares of capital stock of the Company. All of the other covenants set forth in this Article VI shall terminate and be of no further force or effect as to the Purchaser when the Company effects a Qualified Public Offering (as defined in the Articles of Incorporation).

ARTICLE VII.
MISCELLANEOUS

    SECTION 7.1  Expenses.  The Company shall pay legal (not to exceed $25,000) and all other reasonable out-of-pocket expenses incurred by the Purchaser in connection with this transaction regardless of whether the transaction contemplated hereby is consummated. Such expenses of the Purchaser shall be promptly paid by the Company upon presentation to the Company of satisfactory evidence of such expenses. If any action at law or in equity is commenced to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and disbursements in addition to any other relief to which such party may be entitled.

    SECTION 7.2  Survival of Agreements.  All covenants, agreements, representations, and warranties made herein or in the Ancillary Agreements, or any certificate or instrument delivered to the Purchaser pursuant to this Agreement or the Ancillary Agreements, shall survive the execution and delivery of this Agreement and the Ancillary Agreements, the issuance, sale, and delivery of the Series D Preferred Stock and the Warrants, and the issuance and delivery of the Conversion Shares and the Warrant Shares and all statements contained in any certificate or other instrument delivered by the Company hereunder or thereunder shall be deemed to constitute representations and warranties made by the Company.

    SECTION 7.3  Brokerage.  Each party hereto shall be responsible for any brokerage, finder's fees or other commissions arising from or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as a result of his or its actions, and will indemnify and hold harmless the other parties hereto against and in respect of any claim for brokerage, finder's fees or other commissions relative to this Agreement, or to the transactions contemplated hereby, based in any way on agreements, arrangements, or understandings made or claimed to have been made by him or it with any third party.

    SECTION 7.4  Parties in Interest.  All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants, and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of Series D Preferred Stock, the Warrants, the Conversion Shares or the Warrant Shares.

    SECTION 7.5  Notices.  All notices, requests, consents, and other communications hereunder shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier, addressed as follows:

      (a) if to the Company, at Epexegy Corporation, 89 Davis Road, Suite 100, Orinda, CA 94563, Attention Jeffrey Davitz with a copy to Latham & Watkins, 135 Commonwealth Drive, Menlo Park, CA 94025, Attn. Arthur Nielsen, Facsimile (650) 463-2600 and

      (b) if to the Purchaser, at FiNet.com, Inc., 2527 Camino Ramon, Suite 200, Bishop Ranch 7, San Ramon, Ca 94583, Attention Diogo Abreu; with a copy to Bartko, Zankel, Tarrant & Miller, 900 Front Street, Suite 300, San Francisco, CA 94111, Attn: Thomas A. Lee, Jr., Facsimile (415) 956-1152;

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

    SECTION 7.6  Governing Law.  This Agreement, and any dispute, controversy or claim ("Claim") arising out of or relating to this Agreement or a breach thereof, shall be governed by, and construed in accordance with, the laws of the State of California. Except as specifically set forth below in this paragraph, no Claim may be commenced, prosecuted or continued in any court other than (i) to the extend that such Claim presents a proper basis for Federal jurisdiction, to the United States District Court of the Northern District of California, or (ii) to the extent that there is no proper basis for Federal jurisdiction for such Claim, to the courts of the State of California located in, the City and County of San Francisco, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties hereto consents to the exclusive jurisdiction of such courts and personal service, service by mail or any other method of service permitted by law with respect thereto. Each party agrees that a final judgment in any such Claim brought in any such court shall be conclusive and binding upon such party and may be enforced in any other court the jurisdiction to which such party is or may be subject, by suit upon such judgment.

    SECTION 7.7  Entire Agreement.  This Agreement, including the Schedules and Exhibits hereto, constitutes the sole and entire agreement of the parties with respect to the subject matter hereof. All Schedules and Exhibits hereto are hereby incorporated herein by reference.

    SECTION 7.8  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    SECTION 7.9  Amendments and Waivers.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Purchaser.

    SECTION 7.10  Severability.  If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

    SECTION 7.11  Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

    SECTION 7.12  Remedies.  Purchaser, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate. In addition, the rights of Purchaser set forth in this Agreement shall be in addition to, and not in lieu of, any other rights that the Purchaser may have in any capacity, including without limitation in their capacities as equity holders in the Company pursuant to the Articles of Incorporation, the Ancillary Agreements, or otherwise.

    SECTION 7.13  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      (a) "Affiliate" of any specified person shall mean (i) any person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (ii) the direct or indirect beneficial owner of thirty percent (30%) or more of the voting securities of such person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

      (b) "Applicable Law" means, with respect to any person, any federal, state, or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, or other requirement of any governmental authority (including any Environmental Laws) applicable to such person or any of its Subsidiaries.

      (c) "Benefit Arrangement" means each employment, severance, or other similar contract, arrangement, or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that (i) is not an Employee Plan and (ii) covers any employee or former employee of the Company.

      (d) "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (A)(i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company, or (B)(i) is subject to any provision of Title IV of ERISA and (ii) is maintained or contributed to by any of the Company's ERISA Affiliates.

      (e) "Environmental Laws" means any federal, state, or local law or ordinance or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq., and the Occupational Safety and Health Act, 29 U.S.C. Sections 651, et seq.

      (f)  "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

      (g) "Hazardous Substances" includes oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and any other material classified as hazardous or toxic under any Environmental Laws.

      (h) "Material Adverse Effect" means a material adverse effect upon the business, prospects, operations, properties, assets, affairs, or condition (financial or otherwise) of the Company or any Subsidiary. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have any such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

      (i)  "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

      (j)  "person" shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency, or any agency or political subdivision thereof, or other entity.

      (k) "Subsidiary" shall mean any corporation of which at least a majority-in-interest of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, equity interests of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency)

  is at the time, directly or indirectly, owned or controlled by the Company and/or by one or more subsidiaries of the Company, or (b) any corporate or non-corporate entity (including any partnership or limited liability company) in which the Company and/or one or more subsidiaries, directly or indirectly, control a majority of the equity interests in such entity or (c) any corporate or non-corporate entity (including any partnership or limited liability company) in which the Company and/or one or more subsidiaries of the Company, directly or indirectly, at the date of determination thereof, has an ownership interest and one hundred percent (100%) of the revenue of which is included in the financial reports of the Company.

    SECTION 7.14  Statement of Intent Concerning Merger.  It is the present intent of Purchaser and the Company to consider the possibility of a merger or consolidation of the Company with and into Purchaser.

    SECTION 7.15  Facsimile Signatures. Any signature page delivered by facsimile shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requires it.

[Remainder of page intentionally left blank]

    IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement as of the day and year first above written.

EPEXEGY CORPORATION, d/b/a/ CriticalPoint Software
By:
Title:	Chief Executive Officer
EPEXEGY MERGER SUB CORP
By:
Title:	Chief Executive Officer
PURCHASER:
FINET.com, INC.
By:
Title	Chief Executive Officer

Disclosure Schedules

Exhibit A	Terms of Series D Preferred Stock
Exhibit B	Warrant
Exhibit C	Investors Rights Agreement
Exhibit D	Stockholders' Agreement
Exhibit E	Opinion of Company Counsel
Exhibit F	Use of Proceeds

QuickLinks

SERIES D PREFERRED STOCK PURCHASE AGREEMENT
ARTICLE I THE PREFERRED SHARES AND WARRANTS
ARTICLE II. REPRESENTATION AND WARRANTIES OF THE COMPANY
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
ARTICLE IV. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER
ARTICLE V. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
ARTICLE VI. COVENANTS OF THE COMPANY
ARTICLE VII. MISCELLANEOUS